EXHIBIT 10.30

Independent Director Compensation

EPL Intermediate, Inc. pays its independent directors a cash fee of $2,500 per day for attendance at meetings of the board of directors.  Members of the audit committee and compensation committee who are independent directors receive the following fees for attending committee meetings that are held on days other than days when the board of directors meets: $2,000 per meeting to the Chairperson; $1,000 per meeting to other members.

In October 2008, the Board of Directors of CAC adopted a Restricted Stock Plan pursuant to which up to an aggregate of 5,000 shares of CAC common stock may be awarded to independent directors as compensation for their services.  The Company intends to award its independent directors restricted stock having a value of $27,500 per year commencing 2009.  The restricted stock will vest in equal increments over two years.  The Restricted Stock Plan is filed as Exhibit 10.11 hereto.